Greenfield Online FAQ For Rapidata.net Acquisition
January 26, 2005

Who is Rapidata?
Founded fifteen years ago by research pharmacist and professor David P. Lipson, R.PH., Ph.D., Rapidata connects pharmaceutical market researchers to healthcare providers and their patients.

This connection allows pharmaceutical market researchers to learn more about the products they market from the physician, pharmacist or nurse’s perspective. In addition, the panel also is able to recruit low incidence patient populations for primary consumer research.

Since its founding, Rapidata has completed approximately 400 research studies involving over 5,000 healthcare providers and 200,000 patients. These studies have involved brands marketed by many of the world’s leading pharmaceutical manufacturers.

Why is Greenfield Online acquiring Rapidata?
Health care ranks as one of the top three segments of the marketing research industry along with consumer products goods and media and advertising. Greenfield Online is actively seeking to increase its opportunity in this sector. Greenfield Online has a growing business in the health care sector – with revenues of approximately $4 million of our 2004 revenue. Rapidata has a well known reputation and a responsive base of active panel members. Its two principals will be strong contributors to the Greenfield Online Health Care Solutions Group.

FINANCIAL

What have been Rapidata’s historical growth rates?
Rapidata’s revenue grew approximately 75% to $2.1 million in 2004 vs. 2003. Its growth is a testament to the opportunity and demand for survey solutions in the health care market.

As of what date will Greenfield Online begin to book the revenue generated from Rapidata?
Greenfield Online will begin booking revenue generated from the Rapidata transaction as of January 26, 2005.

Combined with Greenfield Online’s current health care division, what percentage of revenue will the health care division now comprise?

Our health care business grew to approximately $4 million in revenue during 2004. We will provide additional guidance for 2005 on our earnings call.

Will Rapidata’s corporate offices remain open?
Yes – they have one office in Durham, North Carolina which we will continue to maintain.

Have any agreements been signed requiring Rapidata’s senior management to stay for a period of time? If so, for how long and with whom are the agreements?
The two principals of Rapidata — Ben Feldman and Jay Mebane —have signed employment agreements with Greenfield Online.

What is the background and experience of the two principals?

Ben Feldman – CEO — As CEO, Ben works primarily with new client acquisition, strategy and account management. Previously, he was a founder and the Chief Operation Officer for MDeverywhere. Ben has also served as the Director of Marketing for MicroMass Communications. He graduated from Duke University with a BA in Economics and received his MBA from the Duke University Fuqua School of Business.

Jay Mebane – President — Jay works primarily with new client acquisition, strategy and operational management. Previously, Jay was a management team member of Plurimus, Inc., an online market research company that collected and analyzed Internet usage patterns. Prior to Plurimus, Jay was an associate on the corporate finance team of Moore & Van Allen, PLLC, one of the Southeast’s largest law firms. Jay holds a BA in Economics from Duke University, a JD from the University of North Carolina at Chapel Hill, and an MBA from Duke University’s Fuqua School of Business.

Are there management earn-outs for future performance and panel retention? If yes, can you provide details?
No, there are no management earn outs.

Will Rapidata’s management team have an equity stake in Greenfield Online?
Yes. The two executive officers will be awarded Employee Stock Option grants according to the formulas established for Greenfield Online employees at the Vice President level. In addition, simultaneously with the closing, Rapidata’s two executive officers each purchased 16,225 shares of Greenfield Online common stock for $18.49 per share in a private placement.

Will Greenfield Online assume any debt or other liabilities as part of the deal?
No, Greenfield Online will not assume any debt.

Are there any administrative redundancies that can be eliminated for cost savings?
There are not any redundancies that can be eliminated. It was a small organization with only 5 employees.

Can you provide new guidance for 2005 to include the impact of the acquisition?
We will provide detailed guidance for the acquisition on our February 9, 2005 earnings call.

What is the strength of the Rapidata brand? Will Rapidata operate under the Greenfield Online brand going forward?
Rapidata has a reputable brand serving the marketing research needs of health care marketers; however, the Greenfield Online brand is overall much stronger across all market sectors in our industry. Going forward Rapidata will operate under the Greenfield Online brand and its employees will become part of the Health Care Solutions Group.

PANEL & MARKET

When will integration of the panel be completed?
For a short period of time, panelists will continue to interact for surveys through the Rapidata site. We will be working to bring them into our database as quickly as possible. In this case, due to the size of the database, we do not expect any issues to arise during the transition.

What is the market size for health care oriented surveys?
The market for health care survey research ranks as one of the largest markets in the marketing research arena, along with consumer packaged goods and media and advertising. We believe that the opportunity is significant.

How many projects did Greenfield Online’s Health Care division complete in 2004?
About $4 million of our revenue came from health care related projects in 2004. We have not disclosed a specific number of healthcare projects.

Did Greenfield Online maintain an online panel of health care providers and patients prior to the acquisition? If so, how many panelists were on the panel?
Greenfield Online has always had a presence in the health care space with both physician and patients in our panel. We have profiled our panelists for various illnesses. We also have access to a panel of physicians through our relationship with WebMD.

With the addition of the Rapidata panel how many physicians do you now have in the Greenfield Online panel?
To date, we have not disclosed an exact count of physicians. However, Greenfield Online has access to a large pool of physician responders – both through its own panel as well as through its relationship with WebMD.

What is the breakout of Rapidata’s panel? Health care providers vs. patients? Doctors vs. Dentists?
We do not plan to provide breakouts of the panelists at the individual practitioner level. Rapidata’s total panel size is approximately 15,000.

Are there any cross-survey (panel) opportunities available? Are there Greenfield Online client’s that can utilize the newly acquired panel? Are there Rapidata client’s that can utilize Greenfield Online’s panel?
There are definitely cross selling opportunities, especially for the Greenfield Online panel of individuals profiled for various health care related ailments – which can range from athlete’s foot to heart disease.

What percentage of the Rapidata panel is from Europe? Health care providers vs. patients?
The number of Rapidata panelists in Europe is small today, however, we plan to actively grow this base of panelists.

What percentage of Rapidata’s client base is U.S. based vs. international?
90% of Rapidata’s clients are US-based, 15% of Rapidata’s revenue is from international sources.

What is the market opportunity in international markets? What year-over-year growth is expected within this market?
We will provide additional guidance on our earnings call as to what we see as the opportunity.

How does the Rapidata acquisition affect the ability of Greenfield Online to reach health care respondents?
The acquisition gives Greenfield Online an additional base of health care provider respondents and increases our panel in various health care specialty categories. In addition, the two principals from Rapidata have been working in this industry for many years, understand customer requirements and have a successful track record.

With the acquisition of Rapidata, how does Greenfield Online compare with other major online sources of health care respondents?
Greenfield Online now has an even more competitive offering to meet the needs of clients serving the health care community. We can offer access to an extensive group of both health care providers and patients. For health care providers, these groups include: doctors, nurses, pharmacists, managed care professionals, dieticians, diabetes educators, dentists, and hospital administrators. For patients, we have access to patients that are profiled for every major disease category and can now target specifically for various medications

Please explain how Rapidata’s unique Pharmacy-Intercept Program works.
With RapidIntercept, pharmacists intercept patients and administer customized surveys within the pharmacy, or direct patients to participate in a survey online at a later date. With this approach we can highly target specific patient populations by leveraging our panel’s daily interaction with thousands of new and return patients. For example, we can customize the recruitment based on age range, sex, geographic location, therapeutic category, current or former product use, users of competitive brands, length of therapy, and therapy switches.

How does Rapidata incentivize physicians and other health care professionals to join and remain in its panel?
Like Greenfield Online, Rapidata compensates it health care providers through cash honorarium. In addition, panel members stay engaged with the panel because the studies tend to be interesting and rewarding. For example, Rapidata provides services regarding medical error testing for new medication names, which is an important issue with pharmacists and physicians alike.

How does Rapidata recruit and maintain patients in its panel?
Rapidata has been developing its health care panel since 1989. Over that time, recruitment has taken place via the telephone fax and email. Many panel members are now recruited by referral from other health care providers.